Exhibit 10.37
KEMET CORPORATION
FY2020/FY2021 LONG-TERM INCENTIVE PLAN
AWARD AND RESTRICTED STOCK AGREEMENT
Dated: May 18, 2019

KEMET Corporation (the “Company”) is pleased to advise you that, pursuant to the KEMET Corporation Omnibus Incentive Plan (the “Plan”), the Company’s Compensation Committee (the “Committee”) has granted to you this award under the FY2020/FY2021 Long-Term Incentive Plan (the “LTIP Award”). Sixty percent (60%) of the value of the LTIP Award is provided by a performance-based Performance Award which, if certain performance measures are met and other conditions satisfied, will provide you with a combination of cash and Restricted Stock Units of the Company. Forty percent (40%) of the value of the LTIP Award is provided by a time-based Restricted Stock Unit Award, by which, upon the vesting and settlement of the underlying Restricted Stock Units, you shall be issued Restricted Stock of the Company. An illustration of your LTIP Award payouts in the event that the Company meets its performance targets has been provided to you in a separate document.
The LTIP Award is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
The terms of the LTIP Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided below, no such amendment shall adversely affect in a material manner any of your rights under the LTIP Award without your written consent.
I. Performance Award
1. Grant. Subject to the terms and conditions set forth herein, and in the Plan, the Company hereby grants to you a Performance Award to provide you with the amount identified to you separately upon the occurrence of the Company meeting the performance targets set forth in Annex A attached hereto.
2. Amount and Timing. The Performance Award shall be paid based upon the Company’s achievement of certain performance targets for the two-year performance period ending March 31, 2021 (the “Measurement Date”). The Performance Award shall be paid as follows: fifty percent (50%) will be paid in the form of performance-based restricted stock units ("PSUs") and fifty percent (50%) will be paid in performance-based cash. Fifty percent (50%) of the PSUs (i.e., 25% of the value of the Performance Award) will vest and be paid following the end of the performance period and the remaining fifty percent (50%) of the PSUs will vest and be paid one year following the end of the performance period, as set forth in Section 4(a) below. The entire cash award will be paid following the end of the performance period, as set forth in Section 4(a) below.
3. Additional PSUs. At any time on or after the date hereof and prior to the Measurement Date, the Committee may, but shall not be required to, substitute additional PSUs for up to 100% of the cash portion of the Performance Award that may be earned hereunder. Notwithstanding anything in this Agreement to the contrary, in the event the Committee makes such a substitution, the PSUs will vest on the same schedule as would apply to the cash portion that the Performance Shares replaced. Any such determination will be subject to the sole discretion of the Committee and communicated to you by any manner deemed appropriate by the Committee. In the event of any such substitution, the Committee shall value any such replacement PSUs at a price per share equal to the closing price of the Common Stock for the trading market on May 18, 2019, the date of the grant of the Performance Award. Any such decision by the Committee shall also be subject to the Company having available authorized but unissued performance shares under the Plan to satisfy such Performance Award.
4. Exercisability/Vesting and Expiration.
(a) Normal Vesting. The Performance Award granted hereunder will be paid to you only to the extent it has become vested. One hundred percent (100%) of the cash component of the Performance Award, along with fifty percent (50%) of the PSUs, shall vest on the date of the first quarterly Board meeting following the Measurement Date set forth in Section I.2 above (the “Initial Vesting Date”), if and only if the Company has attained the performance goals set forth in Annex A attached hereto. Subject to attainment of the performance goals, the remaining fifty percent (50%) of the PSUs will vest one year after the Initial Vesting Date.
(b) Effect of Employment Termination on Vesting. Notwithstanding paragraph I.4(a) above, except in the event of your retirement as described in Section I.4(c) below, if your employment with the Company terminates prior to a component of the Performance Award becoming vested for any reason, you shall not be entitled to any right to receive such component of the Performance Award. Subject to Section I.4(c), there is no pro-rata vesting of a Performance Award.

(c) Effect of Retirement on Vesting and Payment. In the event that your employment with the Company terminates due to your retirement prior to a component of the Performance Award becoming vested, you may be entitled to all or a portion of the Performance Award granted hereunder. If the sum of your (a) years of age and (b) years of employment with the Company equals at least 70, you remain eligible (an “Eligible Retiree”) for payment of the Performance Award as follows: if you are an Eligible Retiree and you have been employed continuously with the Company through at least the first six months of the two-year measurement period, upon the Initial Vesting Date, the full value of the Performance Award, but for your termination of employment due to retirement, will be calculated. Such amount will be reduced to a prorated amount (the “Retiree Performance Award”) based upon the number of days that you were employed with the Company during the two-year measurement period. Fifty percent (50%) of the Retiree Performance Award will be paid in PSUs and 50% in cash; vesting will occur pursuant to Section I.4(a), and payment will occur pursuant to Section I.5. Except for the Retiree Performance Award, no portion of the Performance Award will vest or be payable to you if your employment with the Company is terminated prior to the Initial Vesting Date, whether due to retirement or otherwise. Notwithstanding the foregoing, if at any time prior to payment of any component of the Retiree Performance Award, you are determined by the Company to be in Competition with the Company, then no further payments of the Retiree Performance Award shall be made to you. “Competition” is deemed to occur if you obtain a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquire an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any of its subsidiaries with which you were involved in a management role at any time during your last five years of employment with or other service for the Company or any of its subsidiaries.

(d) Change in Control. Notwithstanding the foregoing paragraph I.4(b), if there is a Change in Control prior to the Measurement Date, then the Performance Award shall become vested and payable, but only on a pro-rata basis in an overall amount that takes into account the time of the Change in Control as compared to the Grant Date and the Measurement Date, and only if the Company has attained the performance targets at the time of the Change in Control (determined on the basis of actual results over the time elapsed from the Grant Date).
5. Payment and Issuance. Payment of the cash component of the Performance Award and settlement of the PSUs pursuant to the Performance Award will be made following the Company’s final determination of its FY21 financial results and the Committee’s approval of Performance Award payouts under the FY20/FY21 LTIP, but in no event later than the date that is 2.5 months after the end of calendar year in which vesting occurs, or if later, the end of the Company’s tax year in which vesting occurs. PSUs will not be exercised for a fraction of a PSU, and components of the Performance Award will be rounded up or down to the nearest whole dollar or whole share, as applicable. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of any component of the Performance Award. Issuance of the PSUs is subject to execution by you and the Company of a Restricted Stock Unit Grant Agreement concerning such PSUs, which shall detail the number of PSUs issued to you and shall include equivalent provisions to those set forth in Sections II.3 - 21 below, but which Restricted Stock Unit Grant Agreement shall not adjust the timing of settlement from that set forth above.
II. Restricted Stock Unit (RSU) Award and Agreement (time-based vesting).
1. Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you the Restricted Stock Units. The Restricted Stock Units shall vest and become non-forfeitable in accordance with Section II.2 below.
2. Amount and Timing.
(a) Time-Based Vesting. The Restricted Stock Units shall vest and become non-forfeitable in the amounts as provided in your individual letter on the respective vesting dates of May 18, 2020, May 18, 2021 and May 18, 2022.
(b) Forfeiture. Subject to Section II.2(c) below, you must be employed by the Company as of the date of vesting and must have been continuously employed by the Company from the date of this grant through the vesting date for the Restricted Stock Units to vest. Notwithstanding the foregoing, if you cease to be an employee of the Company due to Cause (as defined in the Plan), then all of the Restricted Stock (received from vested and settled Restricted Stock Units) not yet sold by you or your permitted transferor shall be forfeited immediately upon such cessation.
(c) Retirement. In the event that your employment with the Company terminates due to your retirement prior to any Restricted Stock Units becoming vested, you remain eligible for vesting and settlement of the Restricted Stock Units as follows: if you are an Eligible Retiree and you have been employed continuously with the Company through at least the first six months after the grant date of the Restricted Stock Units, you will be entitled to a number of Restricted Stock Units (the “Retiree RSU Award”) equal to (a) the total number of Restricted Stock Units granted hereunder, reduced to a prorated amount based upon the number of days that you were employed with the Company during the three-year Restricted Stock Unit vesting period, minus (b) the number of Restricted Stock Units already paid to you hereunder. Vesting of the Retiree RSU Award shall be pursuant to Section II.2(a), and settlement will occur pursuant to Section II.3 below. Except for the Retiree RSU Award, no unvested Restricted Stock Units will vest or be payable to you if your employment with the Company is terminated prior to a Restricted Stock Unit vesting date, whether due to retirement or otherwise. Notwithstanding the foregoing, if at any time prior to settlement of any portion of the Retiree RSU Award, you are determined by the Company to be in Competition with the Company, then no further payments of the Retiree RSU Award shall be made to you.
3.Settlement. No shares of Restricted Stock will be issued before the Restricted Stock Units vest in accordance with Section II.2 above. Within thirty (30) days after the date on which the Restricted Stock Units vest at the earlier of the vesting schedule provided in Section II.2 above or as vesting may be provided by employment agreement or otherwise, the Company will issue to you or your legal guardian or representative (if applicable) one share of Restricted Stock for each vested Restricted Stock Unit. The issuance of shares of Restricted Stock may be in certificated form or in book entry form, in the Company’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws). The Restricted Stock Units shall not be settled in cash.
4.Payment and Withholding of Taxes.
(a)Net Settlement. You are responsible for the payment of all taxes on the LTIP Award. The Company will withhold Restricted Stock acquired upon the vesting and settlement of the Restricted Stock Units to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with vesting and settlement. The fair market value of the Restricted Stock to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.
(b)Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of any component of the LTIP Award under this Agreement. You shall have full responsibility, and, subject to Section II.4(a), the Company shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Restricted Stock Units, including upon the receipt, vesting or settlement of the Restricted Stock Units. You should seek your own tax counsel regarding the taxation of the Restricted Stock Units. Subject to Section II.4(a), the Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of shares of Restricted Stock after settlement of the Restricted Stock Units awarded under this Agreement.
5.Transfer of Units Award. Neither this Units Award nor your rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 12.3 of the Plan.
6.Restrictions on Sale.
(a)Compliance with Equity Ownership Guidelines. Notwithstanding anything else contained in this Agreement or the Plan, you agree not to sell, transfer, assign or otherwise dispose of any Restricted Stock issued from Unit Awards hereunder, and agree to place the same restrictions on any permitted transferee hereunder, until such time as the Company has determined, in its sole discretion and by written notice to you, that you have attained the targeted minimum ownership interest under Company equity ownership guidelines applicable to you, and only to the extent that such disposition does not cause you to fail to continue to comply with such ownership guidelines, unless the prior sale is approved in advance by the Committee. Upon written notice from the Company confirming that you are in compliance with the Company’s equity ownership guidelines, subject to Section II.10 below, you may dispose of your Restricted Stock issued from Unit Awards hereunder in excess of targeted minimum ownership requirements if they have vested in accordance with applicable law.
(b)Holding Period. Except as provided in Section II.6(a) above, you are prohibited from selling, transferring, assigning or otherwise disposing of any Restricted Stock as long as you remain as an employee of the Company. Following the termination of your services as an employee, you may, 90 days following the date of your termination, dispose of your Restricted Stock in accordance with applicable law.
(c)Merrill Lynch Brokerage Account. As a participant in the Long Term Incentive Plan, you will be required to set up a Merrill Lynch Brokerage account through KEMET’s Benefits On-Line System. All vested shares must remain in this account until either (a) termination from KEMET as provided in I.6(b) above, or if in excess of targeted minimum ownership requirements as provided in I.6(a) above.
(d)Change in Control. The restrictions on sale set forth in Sections II.6(a) and (b) above shall lapse in the event of a Change in Control.
7.Rights as a Stockholder. You shall have no voting or other rights as a stockholder of the Company until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.
8.Change in Capitalization. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 12.2 of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Restricted Stock Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which you would be entitled if you had owned, at the time of such change in capital structure, the shares of Restricted Stock issuable upon settlement of the Restricted Stock Units.
9.Limitation on Obligations. Except as provided in Section II.8 above, the Company’s obligation with respect to the Restricted Stock Units is limited solely to the delivery to you of shares of Restricted Stock upon settlement, and in no way shall the Company become obligated to pay cash or other assets in respect of such obligation. In addition, the Company shall not be liable to you for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.
10. Securities Laws and Trading Policy. Upon the vesting or settlement of any Restricted Stock Units, the Company may require you to make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required. You agree to comply with all applicable requirements of the Company’s Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information.
11.Conformity with Plan. The grant of Restricted Stock Units is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By confirming your acceptance of this Agreement pursuant to Section II.23 below, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

12.Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as an employee at any time (with or without Cause), nor confer upon you any right to continue as an employee of the Company for any period of time, or to continue your present (or any other) rate of compensation. Any such termination prior to the vesting of the Restricted Stock Units shall result in the forfeiture of such Restricted Stock Units.
13.Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
14.Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
15.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
16.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
17.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
18.Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.
19. 409A. Notwithstanding anything in this Agreement to the contrary, this LTIP Award is intended to satisfy the “short-term deferral” exception to Section 409A and shall be interpreted and administered to further such intent. If for any reason it is determined that an LTIP Award or portion of LTIP Award is subject to the requirements of Section 409A, then as to that LTIP Award or portion of LTIP Award only. If the vesting of the balance, or some lesser portion of the balance, of the applicable sub-Award is accelerated in connection with your termination of service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (y) the payment of such accelerated applicable sub-Award will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of service, then the payment of such applicable sub-Award will not be made until the date six (6) months and one (1) day following the date of your termination of service, unless you die following your termination of service, in which case, the applicable sub-Award will be paid in Restricted Stock as soon as practicable following your death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the

Restricted Stock Units provided under this Agreement or Restricted Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
20.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at your home address on file with the Company, and to the Company at KEMET Corporation, One East Broward Blvd., 2nd Floor, Fort Lauderdale, FL 33301, Attn: Stefano Vetralla, Senior Vice President and Chief Human Resources Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
21.Data Protection. By Accepting this Agreement, you are consenting to the holding, processing and transfer of personal data by or to the Company, any subsidiary or affiliate, any third party broker, registrar or administrator or any future purchaser of the Company or relevant subsidiary or affiliate employing you for all purposes relating to the operation of the Plan and this Award and this consent shall include transferring or processing personal data outside the United States or European Economic Area (as defined by the EU General Data Protection Regulation), or other jurisdiction to which you or the Company or other party named above might be subject.
22.Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Restricted Stock Units.

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Acceptance of FY20/21 Long Terms Incentive
Award and Restricted Stock Unit Grant Agreement

23.     On-Line Acceptance. This Agreement is not effective until you confirm your understanding and acceptance of the agreements contained in this Agreement as follows: by clicking the “Accept Now” link on the Equity Plan page of your Merrill Lynch Benefits Online account, you acknowledge having read this Agreement and the Plan and agree to be bound by all provisions set forth herein and in the Plan.

By accepting your award(s), you agree to the terms of the stock agreement(s) applicable to your award(s) and acknowledge receipt by access to the KEMET Corporation Omnibus Incentive Plan. These documents are also accessible via the Merrill Lynch Web site by selecting the Individual Plan Information tab/Communications Center/Plan Documents for KEMET Corporation.

Very truly yours,

KEMET Corporation

Name: Stefano Vetralla          Title:     Sr. Vice President &
Chief Human Resources Officer